Exhibit 2.1

30 JUNE 2006

ON DEMAND GROUP LIMITED

ANTHONY KELLY, ANDREW BIRCHALL AND OTHERS

SEACHANGE INTERNATIONAL, INC.

VARIATION AGREEMENT

IN RELATION TO THE

AGREEMENT FOR THE SALE AND PURCHASE OF SHARE

CAPITAL OF ON DEMAND GROUP LIMITED

THIS AGREEMENT is made on 30 June 2006

BETWEEN:

(1)	THE PERSONS whose names and addresses are set out in Schedule 1 (together the “Sellers”);

(2)	ANDREW THOMAS BIRCHALL and ANTHONY WILLIAM KELLY further details of whom are set out in Schedule 1 (together the “Warrantors”);

(3)	SEACHANGE INTERNATIONAL, INC., a company incorporated under the laws of the State of Delaware whose registered office is at 50 Nagog Park, Acton, MA 01720, USA (the “Buyer”).

WHEREAS:

(A)	The parties have entered into an Agreement for the Sale and Purchase of Share Capital of On Demand Group Limited (the “Purchase Agreement”) dated 23 September 2005.

(B)	The parties wish to vary the terms of the Purchase Agreement.

(C)	Save as set out herein, the parties wish the Purchase Agreement to remain in full force and effect.

IT IS AGREED as follows:

1.	INTERPRETATION

Words and phrases defined in the Purchase Agreement shall have the same meanings in this Agreement and this Agreement shall be interpreted in accordance with clause 1 of the Purchase Agreement.

2.	VARIATION OF THE PURCHASE AGREEMENT

2.1	The following definitions contained in clause 1 of the Purchase Agreement are amended and restated in their entirety as follows:

“Consideration Shares” means the Accelerated Earn Out Consideration Shares (if any), the Second Period Shares, the Earn Out Consideration Shares and the Film Flex Earn Out Consideration Shares;

“Share Allotment Date” means:

(a)	in respect of the Second Period Shares, 30 June 2006;

(b)	in respect of the Earn Out Consideration Shares, 31 January 2008;

(c)	in respect of the Film Flex Earn Out Consideration Shares, the Film Flex Option Exercise Date;

2.2	Clause 3.1(c) of the Purchase Agreement is amended and restated to read in its entirety as follows:

(c) as soon as practicable subsequent to June 30, 2006 by the payment to each of the Sellers of their Relevant Proportion of that number of shares of common stock of $0.01 par value per share in the capital of the Buyer, to be allotted and credited as fully paid to the Sellers, as is equal to £1,236,502 calculated in accordance with the Relevant Exchange Rate and at the average NASDAQ national market closing price for the 5 Business Days immediately preceding the relevant Share Allotment Date (collectively, the “Second Period Shares”); and

2.3	Recognizing that the issuance by the Buyer to the Sellers of the Second Period Shares is in lieu of any and all pre-existing payment obligations relating to the Second Earn Out Period, (a) any and all references to the “Third Cash Payment” and the “Accelerated Third Cash Payment” contained in the Purchase Agreement shall be and hereby are deleted in their entirety and all necessary consequential amendments shall be made and Buyer shall in no way be obligated to make payment to the Sellers of all or a portion of either the Third Cash Payment or the Accelerated Third Cash Payment, and (b) clauses 5.3(b), 5.6, 5.7 and 5.8 of the Purchase Agreement shall be and hereby are deleted in their entirety.

2.4	Clause 5.12 of the Purchase Agreement is amended and restated to read in its entirety as follows:

Notwithstanding any other provision of this Agreement in no case shall the aggregate of the Second Cash Payment, £1,236,502 (being the consideration amount of the Second Period Shares), and the Earn Out Consideration Shares Amount together with any Accelerated Earn Out Consideration exceed the Maximum Earn Out.

3.	CONSTRUCTION

Subject to the amendments set out in this Agreement, the Purchase Agreement shall remain in full force and effect and shall be read and construed as supplemented and amended by this Agreement.

4.	COUNTERPARTS

4.1	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

4.2	Each counterpart shall constitute an original of this Agreement, but the counterparts shall together constitute but one and the same instrument.

5.	GOVERNING LAW

This Agreement is governed by, and shall be construed in accordance with, English law.

6.	JURISDICTION

6.1	Each party agrees that the courts of England are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement.

6.2	Each Seller irrevocably authorises and appoints the Sellers’ Representative as his agent to accept on his behalf service of all legal process arising out of or in connection with this Agreement and such service shall be deemed complete whether or not forwarded to or received by the relevant Seller(s).

IN WITNESS OF WHICH this Agreement has been executed by the parties on the above date.

SCHEDULE 1

THE SELLERS

Name and Address:

Andrew Birchall

Weir Water,

Admirals Bridge Lane,

East Grinstead,

RH19 4NN

Anthony Kelly

29 Beauchamp Road,

East Molesey,

KT8 0PA

Judith Kelly

29 Beauchamp Road,

East Molesey,

KT8 0PA

Michael Kelly

Threeways,

Tranwell Woods,

Morpeth,

NE61 6AQ

EXECUTED AND DELIVERED	)
as a deed by	)
ANDREW THOMAS BIRCHALL	)
in the presence of:	)	/s/ Andrew Thomas Birchall

Witness Signature /s/ Charl de Beer
Witness Full Name Charl de Beer
Witness Address 64C Sutton Court Road
W4 3EG, United Kingdom
Witness Occupation Finance Director

EXECUTED AND DELIVERED	)
as a deed by	)
ANTHONY WILLIAM KELLY	)
in the presence of:	)	/s/ Anthony William Kelly

Witness Signature /s/ Charl de Beer
Witness Full Name Charl de Beer
Witness Address 64C Sutton Court Road
W4 3EG, United Kingdom
Witness Occupation Finance Director

EXECUTED AND DELIVERED	)
as a deed by	)
JUDITH KELLY	)
in the presence of:	)	/s/ Judith Kelly

Witness Signature /s/ Stephen Paul Riome
Witness Full Name Stephen Paul Riome
Witness Address 28 Richmond Drive
Shepperton, Surrey
Witness Occupation Engineer

EXECUTED AND DELIVERED	)
as a deed by	)
MICHAEL KELLY	)
in the presence of:	)	/s/ Michael Kelly

Witness Signature /s/ L. Richardson
Witness Full Name L. Richardson
Witness Address The General Havelock
East Sleekburn Bedlington. NE22 7AT
Witness Occupation Secretary

EXECUTED AND DELIVERED	)
as a deed by	)
SEACHANGE INTERNATIONAL, INC	)
Director /s/ William C. Styslinger, III

/s/ Kevin M. Bisson
Secretary